Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN AMENDS AND EXTENDS FINANCING FACILITIES

Company Amends and Extends $350 Million Credit Facility and $1 Billion Private Placement Shelf Facilities

MELVILLE, N.Y., June. 25, 2020 — Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical professionals, today announced the successful completion of amendments and extensions of certain of its financing facilities, which enhances the Company’s liquidity and financial flexibility.

Henry Schein amended and extended its existing $350 million facility with a bank, based on the securitization of its accounts receivable. The maturity of the facility was extended to June 2023.

The Company’s $1 billion private placement shelf facilities with three leading insurance companies were also amended and extended. These shelf facilities are uncommitted and will, subject to the terms and conditions set forth in each, allow the Company to issue senior promissory notes to the lenders at fixed rate terms to be agreed upon at the time of issuance during a three-year period through June 2023.

The amendment to these facilities most notably includes the temporary amendment of the Company’s covenant calculation to reflect Net Debt instead of Gross Debt, as well as an increase in the maximum leverage allowed under the covenant.

“The amendments and extensions of these facilities, along with the $700M financing announced on April 20, 2020, increases our financial flexibility in a challenging global economy,” said Steven Paladino, Executive Vice President and Chief Financial Officer of Henry Schein. “These facilities support our efforts to navigate the challenges related to the COVID-19 pandemic while also helping to position Henry Schein for future growth and success.”

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With more than 19,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional healthcare clinics, as well as other alternate care sites.

Henry Schein, Inc. ● 135 Duryea Road ● Melville, New York 11747

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 120,000 branded products and Henry Schein private-brand products in stock, as well as more than 180,000 additional products available as special-order items.

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 31 countries. The Company’s sales from continuing operations reached $10.0 billion in 2019, and have grown at a compound annual rate of approximately 13 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, and @HenrySchein on Twitter.

Cautionary Note Regarding Forward-Looking Statements

In accordance with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make”, “understand or understanding” “understand,” or other comparable terms. A full discussion of our operations and financial condition, status of litigation matters, including factors that may affect our business and future prospects, is contained in documents we have filed with the United States Securities and Exchange Commission, or SEC, and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: effects of a highly competitive and consolidating market; increased competition by third party online commerce sites; our dependence on third parties for the manufacture and supply of our products; our dependence upon sales personnel, customers, suppliers and manufacturers; our dependence on our senior management; fluctuations in quarterly earnings; risks from expansion of customer purchasing power and multi-tiered costing structures; increases in shipping costs for our products or other service issues with our third-party shippers; general global macro-economic conditions; risks associated with currency fluctuations; risks associated with political and economic uncertainty; disruptions in financial markets; volatility of the market price of our common stock; changes in the health care industry; implementation of health care laws; failure to comply with regulatory requirements and data privacy laws; risks associated with our global operations; risks associated with the Novel Coronavirus Disease 2019 (COVID-19); risk associated with the United Kingdom’s withdrawal from the European Union; transitional challenges associated with acquisitions, dispositions and joint ventures, including the failure to achieve anticipated synergies/benefits; financial and tax risks associated with acquisitions, dispositions and joint ventures; litigation risks; new or unanticipated litigation developments and the status of litigation matters; the dependence on our continued product development, technical support and successful marketing in the technology segment; our dependence on third parties for certain technologically advanced components; risks from disruption to our information systems; cyberattacks or other privacy or data security breaches; certain provisions in our governing documents that may discourage third-party acquisitions of us; and changes in tax legislation. The order in which these factors appear should not be construed to indicate their relative importance or priority.

We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. We undertake no duty and have no obligation to update forward-looking statements.

Investors

Steven Paladino

Executive Vice President and Chief Financial Officer

steven.paladino@henryschein.com

(631) 843-5500

Carolynne Borders

Vice President, Investor Relations

carolynne.borders@henryschein.com

(631) 390-8105

Media

Ann Marie Gothard, Vice President, Global Corporate Media Relations

Annmarie.gothard@henryschein.com

(631) 390-8169

###